Exhibit 99.1

For Immediate News Release

October 24, 2012

AVALONBAY COMMUNITIES, INC. ANNOUNCES

THIRD QUARTER 2012 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended September 30, 2012 was $86,844,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.89 for the quarter ended September 30, 2012, compared to EPS of $0.49 for the comparable period of 2011, an increase of 81.6%. For the nine months ended September 30, 2012, EPS was $3.13 compared to $1.33 for the comparable period of 2011, an increase of 135.3%.

The increase in EPS for the quarter ended September 30, 2012 over the prior year period is due primarily to an increase in Net Operating Income (“NOI”) from existing and newly developed and acquired communities, a gain on the acquisition of an unconsolidated entity, and a decline in net interest expense.  The increase in EPS for the nine months ended September 30, 2012 over the prior year period is due primarily to an increase in real estate sales and related gains in 2012, increased NOI from existing and newly developed and acquired communities, and a decline in net interest expense.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended September 30, 2012 increased 23.1% to $1.44 from $1.17 for the comparable period of 2011.  FFO per share for the nine months ended September 30, 2012 increased 19.8% to $4.05 from $3.38 for the comparable period of 2011.   Adjusting for the non-routine items detailed in Attachment 14, FFO per share would have increased by 20.5% for the three months ended September 30, 2012 and 20.2% for the nine months ended September 30, 2012 over the prior year periods.

The Company’s FFO per share for the third quarter of 2012 exceeded the midpoint of the range for its third quarter 2012 outlook provided in July 2012. The better than expected results were driven by the Company’s recognition of its promoted interest in conjunction with the acquisition of our partner’s 70% interest in Avalon Del Rey, discussed in this release. Better than expected revenue from existing and newly developed communities also contributed to the outperformance.  These favorable variances were offset in part by the timing of the Company’s capital markets activities, primarily interest and associated costs from the timing of the Company’s third quarter 2012 unsecured notes offering, which the Company previously expected would occur in the fourth quarter of 2012.

The following table provides a comparison of the Company’s actual results to the outlook provided in its second quarter 2012 earnings release in July 2012:

Third Quarter 2012 Results
Comparison to July 2012 Outlook

Per Share

FFO per share 3Q 2012 - July 2012 Outlook (1)	$ 1.40

Favorable Community Revenue	0.01
Timing of capital markets activity (2)	(0.01)
Recognition of promoted interest in joint venture	0.04

FFO per share 3Q 2012 reported results	$ 1.44

(1) Represents the mid-point of the Company’s July 2012 Outlook.
(2) Composed primarily of costs from the Company’s September 2012 $450 million unsecured notes offering.

Commenting on the Company’s results, Tim Naughton, CEO and President, said, “We had a strong third quarter as evidenced by 20% FFO per share growth. Operating fundamentals remain favorable as same-store NOI growth topped 7% for the sixth consecutive quarter and recently completed development communities continued to exceed our expectations.”

Operating Results for the Quarter Ended September 30, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $18,716,000, or 7.4% to $271,904,000.  For Established Communities, rental revenue increased 5.6%, attributable to increases in average rental rates of 5.1% and Economic Occupancy of 0.5%. As a result, total revenue for Established Communities increased $10,424,000 to $194,883,000. Operating expenses for Established

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Communities increased $1,547,000, or 2.6%, to $60,316,000. Accordingly, NOI for Established Communities increased by 7.1%, or $8,876,000, to $134,567,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the third quarter of 2012 compared to the third quarter of 2011:

Q3 2012 Compared to Q3 2011

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	4.0%	6.3%	2.7%	18.9%
Metro NY/NJ	5.0%	3.5%	5.6%	30.4%
Mid-Atlantic	3.8%	4.0%	3.7%	13.1%
Pacific NW	10.0%	(8.2%)	19.6%	3.7%
No. California	10.5%	(2.2%)	15.9%	19.7%
So. California	4.7%	1.7%	6.2%	14.2%
Total	5.6%	2.6%	7.1%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Nine Months Ended September 30, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $54,407,000, or 7.4% to $788,262,000. For Established Communities, rental revenue increased 6.0%, attributable to increases in average rental rates of 5.8% and Economic Occupancy of 0.2%. Total revenue for Established Communities increased $32,400,000 to $572,530,000. Operating expenses for Established Communities increased $2,466,000, or 1.4%, to $175,050,000. Accordingly, NOI for Established Communities increased by 8.1%, or $29,934,000, to $397,480,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011:

YTD 2012 Compared to YTD 2011

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	4.6%	2.7%	5.6%	19.0%
Metro NY/NJ	5.6%	2.1%	7.2%	29.9%
Mid-Atlantic	4.2%	4.4%	4.2%	13.7%
Pacific NW	9.1%	(0.3%)	13.6%	3.6%
No. California	10.3%	(0.1%)	14.7%	19.6%
So. California	4.9%	(2.8%)	8.8%	14.2%
Total	6.0%	1.4%	8.1%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the third quarter of 2012, the Company started the construction of four communities: Avalon at Wesmont Station II, located in Wood-Ridge, NJ, Avalon Bloomingdale, located in Bloomingdale, NJ, AVA 55 Ninth, located in San Francisco, CA and Avalon Morrison Park, located in San Jose, CA. These four communities will contain 837 apartment homes when completed, and will be developed for an estimated Total Capital Cost of $258,900,000.

During the third quarter of 2012, the Company completed the development of two communities: Avalon North Bergen, located in North Bergen, NJ and Avalon Ocean Avenue, located in San Francisco, CA. These two communities contain 337 apartment homes and were constructed for an aggregate Total Capital Cost of $101,100,000.

The Company also acquired four land parcels during the quarter ended September 30, 2012 for an aggregate purchase price of approximately $51,300,000.  The Company has started, or anticipates starting construction in 2012 and 2013 on these four land parcels.

Redevelopment Activity

During the third quarter of 2012, the Company commenced the redevelopment of The Avalon, located in Bronxville, NY.  The Avalon contains 110 apartment homes and will be redeveloped for an estimated Total Capital Cost of $8,300,000, excluding costs incurred prior to redevelopment.

During the third quarter of 2012, the Company completed the redevelopment of five communities:  Eaves Foster City, located in Foster City, CA, Eaves Santa Margarita, located in Rancho Santa Margarita, CA, AVA Newport, located in Costa Mesa, CA, Avalon Wilton I, located in Wilton, CT and Avalon at Lexington, located in Lexington, MA. These five communities contain 1,034 apartment homes and were redeveloped for an aggregate Total Capital Cost of $32,100,000, excluding costs incurred prior to redevelopment.

Acquisition Activity

In July 2012, the Company acquired Avalon Del Rey, a 309 apartment home community which was owned by a joint venture in which the Company held a 30% ownership interest.  As part of this transaction the venture repaid the $43,606,000 variable rate note secured by the community.  The Company paid approximately $67,200,000 for its joint venture partner’s 70% interest as well as contributing its proportionate share of the note repayment to the venture.

In conjunction with the acquisition, the Company recognized income from its promoted interest of

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$4,055,000 included in joint venture income, and a gain of $14,194,000, the amount that the fair value of the Company’s prior 30% ownership interest exceeded its carrying value.

Financing, Liquidity and Balance Sheet Statistics

At September 30, 2012, the Company had no amounts outstanding under its $750,000,000 unsecured credit facility.

At September 30, 2012, the Company had $713,984,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the nine months ended September 30, 2012 was 73%. Interest Coverage for the third quarter of 2012 was 5.5 times.

New Financing Activity

In July 2012 the Company completed the authorized issuance of shares of common stock under its second Continuous Equity Program (“CEP II”).

In August 2012, the Company commenced its third Continuous Equity Program (“CEP III”), under which the Company is authorized to sell up to $750,000,000 in shares of its common stock from time to time during a 36-month period.

A summary of activity for 2012 for the two programs is provided in the following table:

$500 million CEP II and $750 million CEP III
2012 Activity (1)

	Shares Issued	Average Price/Share	Net Proceeds
3Q 2012	1,045,314	$141.87	$146,069,000
YTD 2012	2,165,206	140.98	300,658,000

(1) Includes activity for CEP II through completion of the program in July 2012.

During the three months ended September 30, 2012, the Company sold 729,991 shares at an average sales price of $142.09 per share, for net proceeds of $102,168,000 under CEP III.

In September 2012, the Company issued $450,000,000 principal amount of unsecured notes under its existing shelf registration statement.  The unsecured notes mature in September 2022 and were issued at a 2.95% coupon rate.  The notes have an effective interest rate of approximately 4.30%, including the effect of an interest rate hedge and offering costs.

Fourth Quarter and Updated Full Year 2012 Outlook

For the fourth quarter of 2012, the Company expects EPS in the range of $1.34 to $1.39.  The Company expects EPS for the full year 2012 to be in the range of $4.47 to $4.52.

The Company expects Projected FFO per share in the range of $1.40 to $1.45 for the fourth quarter of 2012 and Projected FFO per share for the full year 2012 to be in the range of $5.45 to $5.50.

Fourth Quarter 2012 Conference Schedule

The Company is scheduled to participate in REITWorld hosted by NAREIT in San Diego, CA from November 13-15, 2012.  During this conference, Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning November 9, 2012 on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on October 25, 2012 at 1:00 PM ET to review and answer questions about this release, its third quarter 2012 results, the Attachments (described below) and related matters. To participate on the call, dial 1-855-367-4146 domestically and 1-763-416-6924 internationally, and use Conference ID:  34734741.

To hear a replay of the call, which will be available from October 25, 2012 at 5:00 PM ET to October 31, 2012 at 11:59 PM ET, dial 1-855-859-2056 domestically and 1-404-537-3406 internationally, and use Conference ID: 34734741.   A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces earnings release attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of September 30, 2012, the Company owned or held a direct or indirect ownership interest in 205 apartment communities containing 60,101 apartment homes in nine states and the District of Columbia, of which 22 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of

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developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Manager of Investor Relations at 1-703-317-4681 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected fourth quarter and full year 2012 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD

	2012	2011	2012	2011

Net income attributable to common stockholders	$86,844	$44,824	$301,512	$118,537
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	67,590	64,499	199,593	191,933
Distributions to noncontrolling interests, including discontinued operations	7	7	21	20
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	--	(1,743)	(1,471)	(1,743)
Gain on sale of previously depreciated real estate assets	--	--	(95,049)	(7,675)
Gain on acquisition of unconsolidated real estate entity	(14,194)	--	(14,194)	--

FFO attributable to common stockholders	$140,247	$107,587	$390,412	$301,072

Average shares outstanding - diluted	97,546,569	92,340,368	96,401,558	89,199,498

Earnings per share - diluted	$0.89	$0.49	$3.13	$1.33

FFO per common share - diluted	$1.44	$1.17	$4.05	$3.38

The Company’s results for the three and nine months ended September 30, 2012 and the comparable prior year periods include the non-routine items outlined in the following table:

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Non-Routine Items
Decrease (Increase) in Net income and FFO
(dollars in thousands)

	Q3	YTD	Q3	YTD

	2012	2012	2011	2011

Prepayment penalties and write off of deferred financing costs	$-	$1,853	$-	$-
Acquisition costs - consolidated and joint venture (1)	88	392	139	1,414
Gain on land sales	-	(280)	(13,716)	(13,716)
Joint venture promoted income (2)	(4,055)	(4,055)	-	-
Legal settlements and severance related costs	895	1,362	-	(400)
Interest income on escrow	-	-	-	(2,478)
Land impairments	-	-	14,052	14,052

Total non-routine items	$(3,072)	$(728)	$475	$(1,128)

Weighted average dilutive shares outstanding	97,546,569	96,401,558	92,340,368	89,199,498

(1) Includes the Company’s proportionate share of acquisition costs for joint venture acquisitions.

(2) Represents promoted income related to the acquisition of Avalon Del Rey.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2012 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q4 2012	$ 1.34	$ 1.39
Projected depreciation (real estate related)	0.67	0.72
Projected gain on sale of operating communities	(0.61)	(0.66)

Projected FFO per share (diluted) - Q4 2012	$ 1.40	$ 1.45

Projected EPS (diluted) - Full Year 2012	$ 4.47	$ 4.52
Projected depreciation (real estate related)	2.74	2.79
Projected gain on sale of operating communities	(1.76)	(1.81)

Projected FFO per share (diluted) - Full Year 2012	$ 5.45	$ 5.50

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating

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performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD

	2012	2011	2012	2012	2011	2012	2011

Net income	$ 86,747	$ 44,677	$ 156,821	$ 57,609	$ 322,965	$ 301,178	$ 118,405
Indirect operating expenses, net of corporate income	7,396	7,743	8,617	8,036	8,096	24,049	22,490
Investments and investment management expense	1,582	1,328	1,499	1,446	1,266	4,526	3,860
Expensed acquisition, development and other pursuit costs	608	633	901	239	330	1,749	2,636
Interest expense, net	33,985	42,659	33,193	33,626	37,640	100,804	130,174
Loss on extinguishment of debt, net	--	--	--	1,179	1,940	1,179	--
General and administrative expense	8,372	6,087	8,316	9,710	7,847	26,398	21,524
Joint venture income	(5,553)	(2,615)	(2,073)	(2,175)	(1,607)	(9,801)	(3,513)
Depreciation expense	65,998	60,893	64,875	62,561	61,991	193,434	180,953
Impairment loss	--	14,052	--	--	--	--	14,052
Gain on sale of real estate assets	--	(13,716)	(95,329)	--	(273,415)	(95,329)	(21,391)
(Income) loss from discontinued operations	--	(327)	(1,152)	(1,717)	845	(2,870)	(631)
Gain on acquisition of unconsolidated real estate entity	(14,194)	--	--	--	--	(14,194)	--

NOI from continuing operations	$ 184,941	$ 161,414	$ 175,668	$ 170,514	$ 167,898	$ 531,123	$ 468,559

Established:
New England	$ 27,374	$ 26,650	$ 27,263	$ 26,631	$ 27,299	$ 81,268	$ 76,930
Metro NY/NJ	41,051	38,885	40,637	39,591	38,571	121,280	113,166
Mid-Atlantic	18,618	17,954	18,722	18,816	19,063	56,156	53,912
Pacific NW	5,984	5,003	5,651	5,572	5,229	17,207	15,145
No. California	24,316	20,979	23,235	22,793	21,917	70,344	61,317
So. California	17,224	16,220	17,023	16,979	17,326	51,225	47,076
Total Established	134,567	125,691	132,531	130,382	129,405	397,480	367,546
Other Stabilized	25,691	20,987	23,244	22,705	21,344	71,641	57,347
Development/Redevelopment	24,683	14,736	19,893	17,427	17,149	62,002	43,666
NOI from continuing operations	$ 184,941	$ 161,414	$ 175,668	$ 170,514	$ 167,898	$ 531,123	$ 468,559

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NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2011 through September 30, 2012 or classified as held for sale at September 30, 2012).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2012	2011	2012	2011

Income from discontinued operations	$-	$327	$2,870	$631
Interest expense, net	-	1,311	133	3,922
Loss on extinguishment of debt	-	-	602	-
Depreciation expense	-	1,843	895	6,002

NOI from discontinued operations	$-	$3,481	$4,500	$10,555

NOI from assets sold	-	3,481	4,500	10,555

NOI from discontinued operations	$-	$3,481	$4,500	$10,555

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions associated with the Company’s apartment homes, on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

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A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2012	2011	2012	2011

Rental revenue (GAAP basis)	$ 194,812	$ 184,394	$ 572,316	$ 539,885
Concessions amortized	59	794	354	3,577
Concessions granted	(53)	(97)	(139)	(1,231)

Rental revenue (with concessions on a cash basis)	$ 194,818	$ 185,091	$ 572,531	$ 542,231

% change -- GAAP revenue		5.6%		6.0%

% change -- cash revenue		5.3%		5.6%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended September 30, 2012 as well as prior years’ activities is presented in the full earnings release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2012 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 86,844
Interest expense, net	33,985
Depreciation expense	65,998

EBITDA	$ 186,827

Interest expense, net	$ 33,985

Interest coverage	5.5

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as

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having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2012 is as follows (dollars in thousands):

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NOI for Established Communities	$ 397,480
NOI for Other Stabilized Communities	71,641
NOI for Development/Redevelopment Communities	62,002
NOI for discontinued operations	4,500
Total NOI generated by real estate assets	535,623
NOI on encumbered assets	145,099

NOI on unencumbered assets	390,524

Unencumbered NOI	73%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year.  Therefore, for 2012, Established Communities are consolidated communities that have stabilized operations as of January 1, 2011 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  While the Company establishes the classification of its communities on an annual basis, the Company may update the classification of its communities during the calendar year to the extent that its plans with regard to the disposition or redevelopment of a community change during the year.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

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